EXHIBIT 15.1

March 30, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.

20549-7561 USA

Dear Sirs/Madams:

We have read Item 16F of MFC Industrial Ltd.’s Form 20-F dated March 30, 2012, and have the following comments:

1.

We agree with the statements made in paragraphs two, three and four in the section “Change in Registrant’s Certifying Accountant — Resignation of a Member of NEXIA International, Davidson & Company LLP”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

“DAVIDSON & COMPANY LLP”

DAVIDSON & COMPANY LLP

Chartered Accountants

1200 – 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, B.C., Canada V7Y 1G6

Telephone (604) 687-0947 Fax (604) 687-6172